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                          EXECUTIVE EMPLOYMENT CONTRACT


         THIS AGREEMENT made as of July 1, 1998 by and between PMC Capital, Inc., a Florida Corporation with its principal places of business in Dallas, Dallas County, Texas, hereinafter referred to as the "CORPORATION", and Jan F. Salit, hereinafter referred to as "EXECUTIVE".

                                WITNESSETH THAT:

         In consideration of the promises herein contained, the parties hereto mutually agree as follows:

         1. Employment: The Corporation hereby employs the Executive as its Executive Vice President and Chief Investment Officer with such powers and duties as may be specified by the Board of Directors. The Executive hereby accepts employment upon the terms and conditions as hereinafter set forth.

         2. Terms: Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall begin immediately and shall terminate on the earlier of (i) the Executive's seventieth (70th) birthday or (ii) July 31, 2001 or such later date as determined by the Board of Directors. The term of this Executive Employment Contract may be extended annually by the Board of Directors.

         3. Compensation: For all services rendered by the Executive under this contract, the Executive shall be paid at a minimum at the annual rate effective as of July 1, 1998. The rate may be increased by the Board at their discretion. The preceding is payable pursuant to the normal payroll practices of the Corporation.

         The Board of Directors may consider bonus compensation for the Executive if the performance of PMC Capital, Inc. and the Executive justifies such bonus compensation.


                                  EXHIBIT 10.4                       Page 1 of 7
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         4. Authorized Expenses: The Executive is authorized to incur reasonable expenses for the promotion of the business of the Corporation. The Corporation will reimburse the Executive for all such reasonable expenses upon the presentation by the Executive, from time to time, of an itemized account of such expenditures.

         The Executive shall be entitled to such additional and other fringe benefits as the Board of Directors shall from time to time authorize, including but not limited to: A) health insurance coverage for the Executive, his wife and minor children; B) a monthly automotive allowance of $450, whereby the Executive is to provide an automobile to be utilized for his own company needs. All maintenance, insurance etc. (excluding fuel) will be the responsibility and expense of the Executive.

         5. Extent of Services: The Executive shall devote a substantial portion of business time, attention and energies to the business of the Corporation, and shall not, during the term of this Agreement engage in any other business activities, whether or not such activities are pursued for gain, profit or other pecuniary advantage. This provision is not meant to prevent him from A) devoting reasonable time to civic or philanthropic activities or B) investing his assets in such form or manner providing that it does not require any substantial services on the part of the Executive that will interfere with the Executive's employment pursuant to this Agreement. Executive's employment is considered as full-time.

         6. Working Facilities: The Executive shall be furnished with such facilities and services suitable to his position and adequate for the performance of his duties.


                                  EXHIBIT 10.4                       Page 2 of 7
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         7. Duties: The Executive is employed in an executive and supervisory capacity and shall perform such duties consistent herewith as the Board of Directors of the Corporation shall from time to time specify. The precise services of the Executive may be extended or curtailed, from time to time, at the discretion of the Board of Directors of the Corporation.

         8. Disclosure of Information: The Executive recognizes and acknowledges that the Corporation's operating procedures or service techniques are valuable, special and unique assets of the Corporation's business. The Executive will not, during or after the term of his employment, disclose the list of the Corporation's operating procedures, or service techniques to any person, firm, corporation, association or other entity for any reason or purpose whatsoever. In the event of breach or threatened breach by the Executive of the provisions of this paragraph, the Corporation shall be entitled to an injunction retraining any such breach. Nothing herein shall be construed as prohibiting the Corporation from pursuing any other remedies available to the Corporation for such breach or threatened breach, including the recovery of damages from the Executive.

         9. Vacations: The Executive shall be entitled each year to a vacation in accordance with the vacation policy of the Company.

         10. Disability: If the Executive is unable to perform his services by reason of illness or total incapacity, he shall receive his full salary for one
(1) year of said total incapacity through coordination of benefits with any existing disability insurance program provided by the Corporation ( a reduction in salary by that amount paid by any company provided insurance). Should said Executive be totally incapacitated beyond a one-year period, so that he is not able to devote full time to his employment with said Corporation, then this Agreement shall terminate.

         11. Death During Employment: If the Executive dies during the term of employment and has not attained the age of seventy years old, the Corporation and/or any third party insurance


                                  EXHIBIT 10.4                       Page 3 of 7
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provided by the Corporation, through a coordination of benefits, shall pay the estate of the Executive a death benefit equal to two times the Executive's annual salary. In the event the Executive receives death benefits payable under any group life insurance policy issued to the Corporation, the Corporation's liability under this clause will be reduced by the amount of the death benefit paid under such policy. The Corporation shall pay any remaining death benefits to the estate of the Executive over the course of twenty four (24) months in the same manner and under the same terms as the Executive would have been paid if he had still been working for the Corporation. The estate of the Executive will also be paid any accumulated vacation pay. Such payments pursuant to this paragraph shall constitute the full compensation of said Executive and he and his estate shall have no further claim for compensation by reason of his employment by the Corporation.

         12. Assignment: The acts and obligations of the Corporation under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Corporation.

         13. Invalidity: If any paragraph or part of this Agreement is invalid, it shall not affect the remainder of this Agreement but the remainder shall be binding and effective against all parties.

         14. Additional Compensation: If the Corporation's stock is purchased by an outside party and/or the present Board of Directors is removed, this agreement will survive such changes in full force and stead. If the new Board of Directors asks the Executive to resign or substantially modify the duties or working conditions of the Executive so that such duties or working conditions would not be in accordance with the spirit of this agreement, then Executive could resign and be entitled to 2.99 times the average of (i) the last five (5) years compensation paid to Executive or (ii) such Executive has not been employed five (5) years, the average annual salary since commencement of this contract. Executive will be paid such sum in the form as he deems appropriate at that time.


                                  EXHIBIT 10.4                       Page 4 of 7
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However, all payments made pursuant to this paragraph must be in accordance with the applicable provisions of the Internal Revenue Code and the Executive will not collect if it is in violation of the law.

         15. Termination: The Corporation cannot terminate this agreement except for: 1) the intentional, unapproved misuse of Corporate funds 2) professional incompetency, or 3) willful neglect of duties or responsibilities.

         16. Remedies for Breach: Because damages would be difficult to estimate, Corporation agrees to pay to the Employee, in case Employer shall violate this contract of service by dismissing Employee without just cause before the end of the term hereof, as liquidated damages and not as a penalty for such breach, a sum of money equal to the amount of compensation which Employee might have earned from the date of such breach to the end of the term hereof, as if Employee had been permitted fully to perform the terms of this Agreement.

         17. Indemnification: The Corporation hereby agrees to indemnify and hold the Executive harmless from any loss for any corporate undertaking, as contemplated in Paragraph 7 herein, whereby a claim, allegation or cause of action shall be made against the Executive in the performance of his contractual duties. Said indemnification shall include but not be limited to reasonable cost incurred in defending the Executive in his faithful performance of contractual duties.

         18. Entire Agreement: This contract embodies the whole Agreement between the parties hereto and there are no inducements, promises, terms, conditions or obligations made or entered into by the Corporation or the Executive other than contained herein. This contract may not be changed except in writing.


                                  EXHIBIT 10.4                       Page 5 of 7
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         IN WITNESS WHEREOF, the parties here hereunto signed and sealed this
Agreement the date first above written.



Signed, Sealed and Delivered               "Corporation"
In the presence of:                        PMC Capital, Inc.


----------------------------------         -------------------------------------
                                       By: Lance B. Rosemore
                                           President

----------------------------------


                                           "EXECUTIVE"


----------------------------------         -------------------------------------
                                       By: Jan F. Salit,
                                           Executive Vice President
                                           and Chief Investment Officer

----------------------------------
                                       (CORPORATE SEAL)


                                  EXHIBIT 10.4                       Page 6 of 7
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                                  Jan F. Salit

                                Contract Addendum

         Executive shall be entitled to the following vacation benefits:

Years of Company Service                             Number of Weeks
         0-5                                                  3
         Excess of 5 but less than 10                         4
         Excess of 10                                         5

         If, at the end of an employment years, the executive has vacation time remaining, he/she will be paid for such time. Payment shall be limited to no greater than the salary that would have been paid for half the number of days available for that year.

         Vacation time cannot be carried over from one year to another.

         Scheduling of vacation days requires prior approval from the President

         This Contact Addendum is effective January 1, 1997.

Executive
          ---------------------------

Approval
          ---------------------------


                                  EXHIBIT 10.4                       Page 7 of 7